EXHIBIT 15.1

Date: February 18, 2025

WF International Limited

No. 1110, 11th Floor, Unit 1, Building 7,

No. 477, Wanxing Road, Chengdu, Sichuan, China, 610041

Re: Consent of People’s Republic of China Counsel

Dear Sirs,

We, Yuan Tai Law Offices, consent to the reference to our firm under the headings “Item 3.Key Information - Cash and Other Assets Through Our Organization”, “Item 3.Key Information - Regulatory Development”, “Item 3.Key Information - 3D. Risk Factors - Risks Related to Doing Business in China” , “Item 4.Information on the Company - 4A.History and Development of the Company”, “Item 4. Information on the Company - 4B. Business Overview - Regulations”, “Item 10. Additional Information - D. Exchange Controls - The PRC” and “Item 10. Additional Information - E. Taxation - People’s Republic of China Taxation” in the annual report of WF International Limited on Form 20-F for the year ended September 30, 2024 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission on the date hereof. We also consent to the filing of this consent letter with the U.S. Securities and Exchange Commission as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Yuan Tai Law Offices

/s/ Shao Jun
Name: Shao Jun
Designation: Partner